EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bankrate, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-87955) on Form S-8 of Bankrate, Inc. of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Bankrate, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Bankrate, Inc.

/s/ KPMG LLP

Fort Lauderdale, Florida
March 15, 2006
Certified Public Accountants